CONTACT:
Sherry Lauderback
VP, Investor Relations & Communications
(248) 631-5506
sherrylauderback@trimascorp.com

TRIMAS CORPORATION REPORTS SECOND QUARTER 2016 RESULTS
Achieved Second Quarter 2016 EPS, Excluding Special Items, of $0.34, an increase of 13.3%
Revised Full Year 2016 Guidance
BLOOMFIELD HILLS, Michigan, July 28, 2016 - TriMas Corporation (NASDAQ: TRS) today announced financial results for the quarter ended June 30, 2016. The Company reported second quarter net sales from continuing operations of $203.3 million, a decrease of 9.6% compared to second quarter 2015. The Company reported second quarter 2016 income from continuing operations of $10.5 million, or $0.23 per diluted share, as compared to income of $8.5 million, or $0.19 per diluted share, in the second quarter of 2015. Excluding Special Items(1) related to severance, business restructuring and 2015 debt extinguishment costs, second quarter 2016 diluted earnings per share from continuing operations would have been $0.34, an increase of 13.3% as compared to $0.30 in second quarter 2015.
TriMas Highlights

•
Today announced the appointment of Thomas Amato as TriMas President and Chief Executive Officer; brings more than 25 years of broad industrial experience and a track record of enhancing shareholder value.

•	Increased second quarter 2016 diluted earnings per share by 13.3%, and operating profit margin by 180 basis points, both excluding Special Items, as compared to second quarter 2015.

•	Completed execution of the cost savings actions included in the $22 million Financial Improvement Plan, which mitigated the impact of lower sales levels.

•	Continued strong margin performance in Packaging, while investing in the sales organization and new products and related applications.

•
Achieved approximately 210 basis points of sequential quarterly margin expansion in Energy, excluding Special Items, and significant margin improvement as compared to second quarter 2015, on lower revenue as a result of leveraging the business restructuring, and driving manufacturing and operational improvements.

•	Developed and executed upon a comprehensive Aerospace recovery plan which resulted in 270 basis points of sequential quarterly margin improvement, excluding Special Items.

•	Generated Free Cash Flow(2) of $34.2 million for second quarter 2016, yielding year-to-date Free Cash Flow of more than 100% of net income from continuing operations, excluding Special Items.
"We achieved second quarter earnings per share of $0.34, excluding Special Items, representing a 13.3% increase over 2015, in spite of a 9.6% decline in sales," said Bob Zalupski, TriMas Chief Financial Officer. "During the quarter, we continued to experience top-line challenges, most notably in our energy-facing and industrial cylinder businesses, as well as continued short-term margin pressures in Aerospace. We were largely able to mitigate the impact of these items through cost reduction and productivity initiatives, driving an increase in year-over-year operating profit and related margin, excluding Special Items. We also significantly improved Free Cash Flow as compared to second quarter 2015 as a result of our working capital reductions."
Zalupski continued, "As we move forward through 2016, we will continue to focus on holding or improving margins in a challenging top-line environment. Our Energy restructuring efforts are working, as evidenced by expanded margins in the quarter despite a more than 20% reduction in sales year-over-year. Within Aerospace, we implemented recovery plan actions to address scheduling and manufacturing capacity challenges in two of our fastener facilities and to minimize the incremental costs related to the integration of an acquired facility. While these actions contributed to 270 basis points of sequential Aerospace margin improvement in the quarter, excluding Special Items, the second quarter margin level was lower than planned."
"Regarding our outlook, we are revising our full-year 2016 diluted EPS guidance range to $1.22 to $1.30 per share, excluding Special Items, as a result of lower than expected second quarter earnings and a reduction in our second half 2016 Aerospace guidance. We continue to focus our attention on the areas we can control and are intently focused on execution of the Aerospace improvement plan," Zalupski concluded.

Second Quarter Financial Results - From Continuing Operations

•
TriMas reported second quarter net sales of $203.3 million, a decrease of 9.6% as compared to $224.9 million in second quarter 2015. The positive impacts of a recent acquisition and organic initiatives were more than offset by sales declines primarily resulting from the weakness in the energy-facing end markets, industrial softness, lower Aerospace distributor sales and the impact of unfavorable currency exchange.

•
The Company reported operating profit of $18.7 million in second quarter 2016 as compared to $19.2 million in second quarter 2015. Excluding Special Items related to severance and business restructuring, second quarter 2016 operating profit would have been $25.7 million, an increase of 5.6% as compared to $24.3 million during second quarter 2015. Second quarter 2016 operating profit margin, excluding Special Items, increased 180 basis points to 12.6%, as margin improvements in Packaging and Energy, and a reduction in corporate expenses, more than offset the declines in Aerospace and Engineered Components as compared to second quarter 2015. These improvements are a result of successful execution of the Company's Financial Improvement Plan and on-going productivity initiatives.

•
Second quarter 2016 income from continuing operations was $10.5 million, or $0.23 per diluted share, as compared to $0.19 per diluted share in second quarter 2015. Excluding Special Items, second quarter 2016 income from continuing operations would have been $15.6 million, or $0.34 per diluted share, an increase of 13.3% as compared to $0.30 in second quarter 2015, as a result of higher operating profit and currency gains.

•
The Company reported Free Cash Flow (defined as Net Cash Provided by/Used for Operating Activities of Continuing Operations, excluding the cash impact of Special Items, less Capital Expenditures) of $34.2 million for second quarter 2016 as compared to $9.4 million in second quarter 2015. Please see Appendix I for further details. The Company expects to generate between $55 million and $65 million for full year 2016, excluding Special Items.

Discontinued Operations
On June 30, 2015, the Company completed the spin-off of its Cequent businesses (comprised of the Cequent Americas and Cequent APEA reportable segments), creating a new independent publicly traded company, Horizon Global Corporation, through a distribution of 100% of the Company's interest in Horizon Global to holders of TriMas common shares. The results of operations of the Cequent businesses, as well as the one-time costs incurred in connection with the separation of the two companies, are included in discontinued operations.
Financial Position
TriMas reported total debt of $406.3 million as of June 30, 2016, as compared to $419.6 million as of December 31, 2015, and $457.3 million as of June 30, 2015. TriMas ended second quarter 2016 with $123.7 million of cash and aggregate availability under its revolving credit and accounts receivable facilities.
Business Segment Results - From Continuing Operations
Packaging
Net sales for the second quarter decreased 1.6% as compared to the year ago period, as sales increases in the industrial end market were more than offset by the impact of unfavorable currency exchange and lower product sales to the health, beauty and home care end market due to customer new program launches during the second quarter of 2015 that did not repeat in 2016. Second quarter operating profit and the related margin percentage, excluding Special Items, increased due to a more favorable product sales mix and the impact of ongoing productivity and automation initiatives, partially offset by unfavorable currency exchange and continued investment in global capabilities. The Company continues to develop specialty dispensing and closure applications for global markets, including industrial, food and beverage, and health, beauty and home care.
Aerospace
Net sales for the second quarter increased 2.0% as compared to the year ago period, as a result of incremental sales resulting from the November 2015 acquisition of certain assets related to Parker Hannifin’s Tolleson, Arizona, machined components facility, partially offset by lower demand from larger distribution customers. Second quarter operating profit and the related margin percentage, excluding Special Items, decreased due to a less favorable product mix, cost of recovery actions to address short-term production inefficiencies and higher costs of new product qualifications. The Company is focused on executing a comprehensive recovery plan to increase manufacturing throughput and reduce the costs of production-related inefficiencies, developing and qualifying additional highly-engineered products for aerospace applications, and leveraging its aerospace platform to better serve its customers.

Energy
Second quarter net sales decreased 20.3% as compared to the year ago period, due to reduced demand levels from upstream oil and gas customers related to lower oil production activity, lower sales from international branches due to restructuring activities in those regions, and the impact of unfavorable currency exchange. Second quarter operating profit and the related margin percentage, excluding Special Items, improved as the cost savings achieved due to the restructuring and cost reduction initiatives more than offset by the impact of the reduced sales levels and related lower fixed cost absorption. The Company continues to leverage lower costs resulting from the business restructuring, accelerate the manufacturing of products in Reynosa, Mexico, and drive operational and manufacturing improvements.
Engineered Components
Second quarter net sales decreased 25.7% as compared to the year ago period, primarily due to lower sales of engines and compressors resulting from the impact of lower oil prices and significantly reduced oil production activity. Sales of industrial cylinders also decreased as a result of continued softness in industrial end markets. Second quarter operating profit and the related margin percentage, excluding Special Items, decreased primarily due to reduced sales levels and lower fixed cost absorption related to engine and compression products partially offset by savings achieved from cost reduction actions and ongoing productivity initiatives. The Company has responded to the dramatic drop in oil prices and the impact on engine and compressor demand by reducing its fixed cost structure, and continues to drive new product sales and expand its international sales efforts.
2016 Outlook
The Company is revising its full year 2016 outlook from continuing operations. The Company is now estimating that 2016 sales will decline from 4% to 7% as compared to 2015. The Company also expects full-year 2016 diluted earnings per share to be $1.22 to $1.30 per share, excluding any current or future events that may be considered Special Items, a reduction from the previous outlook of $1.35 to $1.45 per share. In addition, the Company expects 2016 Free Cash Flow (defined as Cash Flow from Operating Activities, excluding the cash impact of Special Items, less Capital Expenditures) to be between $55 million and $65 million, or approximately 100% of net income, excluding Special Items.
"While we believe we will be able to offset the majority of the impact of our lowered sales outlook through continued cost management and productivity savings," said Zalupski, "the combined impact of the reduced level of higher margin distributor sales and the more gradual improvement of fastener production within Aerospace is tempering our previously expected profitability for the back half of 2016. We have taken actions to effectively address these challenges and remain positive on the longer-term prospects for revenue and earnings growth in our businesses."
Conference Call Information
TriMas Corporation will host its second quarter 2016 earnings conference call today, Thursday, July 28, 2016, at 10 a.m. ET. The call-in number is (888) 329-8893. Participants should request to be connected to the TriMas Corporation second quarter 2016 earnings conference call (Conference ID #4304981). The conference call will also be simultaneously webcast via TriMas' website at www.trimascorp.com, under the "Investors" section, with an accompanying slide presentation. A replay of the conference call will be available on the TriMas website or by dialing (888) 203-1112 (Replay Code #4304981) beginning July 28, 2016 at 3 p.m. ET through August 4, 2016 at 3 p.m. ET.
Notice Regarding Forward-Looking Statements
Any "forward-looking" statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, contained herein, including, but not limited to, those relating to the Company’s business, financial condition or future results, involve risks and uncertainties, including, but not limited to, risks and uncertainties with respect to:  the Company's leverage; liabilities imposed by the Company's debt instruments; market demand; competitive factors; supply constraints; material and energy costs; risks and uncertainties associated with intangible assets, including goodwill or other intangible asset impairment charges; technology factors; litigation; government and regulatory actions; the Company's accounting policies; future trends; general economic and currency conditions; the potential impact of Brexit; various conditions specific to the Company's business and industry; the Company’s ability to identify attractive acquisition candidates, successfully integrate acquired operations or realize the intended benefits of such acquisitions; the Company’s ability to attain the Financial Improvement Plan targeted savings and free cash flow amounts; future prospects of the Company; and other risks that are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2015. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-

looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.

In this release, certain non-GAAP financial measures are used. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measure may be found in Appendix I at the end of this release. Additional information is available at www.trimascorp.com under the “Investors” section.
About TriMas
Headquartered in Bloomfield Hills, Michigan, TriMas Corporation (NASDAQ: TRS) provides engineered and applied products for growing markets worldwide. TriMas is organized into four reportable segments: Packaging, Aerospace, Energy and Engineered Components. TriMas has approximately 4,000 employees in 13 countries. For more information, visit www.trimascorp.com.

(1)
Appendix I details certain costs, expenses and other amounts or charges, collectively described as "Special Items," that are included in the determination of net income, earnings per share and/or cash flows from operating activities under GAAP, but that management believes should be separately considered when evaluating the quality of the Company’s core operating results, given they may not reflect the ongoing activities of the business. Management believes that presenting these non-GAAP financial measures, on an after Special Items basis, provides useful information to investors by helping them identify underlying trends in the Company’s businesses and facilitating comparisons of performance with prior and future periods. These non-GAAP financial measures should be considered in addition to, and not as a replacement for or superior to, the comparable GAAP financial measures.

(2) The Company defines Free Cash Flow as Net Cash Provided by/Used for Operating Activities of Continuing Operations, excluding the cash impact of Special Items, less Capital Expenditures. Please see Appendix I for additional details.

TriMas Corporation
Condensed Consolidated Balance Sheet
(Dollars in thousands)

	June 30, 2016	December 31, 2015
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$23,660	$19,450
Receivables, net	124,620	121,990
Inventories	165,800	167,370
Prepaid expenses and other current assets	7,440	17,810
Total current assets	321,520	326,620
Property and equipment, net	178,660	181,130
Goodwill	377,430	378,920
Other intangibles, net	263,510	273,870
Other assets	9,080	9,760
Total assets	$1,150,200	$1,170,300
Liabilities and Shareholders' Equity
Current liabilities:
Current maturities, long-term debt	$13,820	$13,850
Accounts payable	77,820	88,420
Accrued liabilities	41,690	50,480
Total current liabilities	133,330	152,750
Long-term debt, net	392,460	405,780
Deferred income taxes	8,320	11,260
Other long-term liabilities	57,890	53,320
Total liabilities	592,000	623,110
Total shareholders' equity	558,200	547,190
Total liabilities and shareholders' equity	$1,150,200	$1,170,300

TriMas Corporation
Consolidated Statement of Income
(Unaudited - dollars in thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
Net sales	$203,320	$224,900	$406,200	$449,030
Cost of sales	(146,240)	(163,180)	(293,200)	(324,390)
Gross profit	57,080	61,720	113,000	124,640
Selling, general and administrative expenses	(38,420)	(42,510)	(77,890)	(82,410)
Operating profit	18,660	19,210	35,110	42,230
Other expense, net:
Interest expense	(3,310)	(3,720)	(6,750)	(7,170)
Debt financing and extinguishment costs	—	(1,970)	—	(1,970)
Other income (expense), net	130	(290)	70	(1,610)
Other expense, net	(3,180)	(5,980)	(6,680)	(10,750)
Income from continuing operations before income tax expense	15,480	13,230	28,430	31,480
Income tax expense	(5,000)	(4,740)	(9,650)	(11,050)
Income from continuing operations	10,480	8,490	18,780	20,430
Loss from discontinued operations, net of tax	—	(6,780)	—	(4,740)
Net income	$10,480	$1,710	18,780	15,690
Basic earnings per share:
Continuing operations	$0.23	$0.19	$0.41	$0.45
Discontinued operations	—	(0.15)	—	(0.10)
Net income per share	$0.23	$0.04	$0.41	$0.35
Weighted average common shares—basic	45,429,851	45,150,827	45,354,421	45,074,394
Diluted earnings per share:
Continuing operations	$0.23	$0.19	$0.41	$0.45
Discontinued operations	—	(0.15)	—	(0.10)
Net income per share	$0.23	$0.04	$0.41	$0.35
Weighted average common shares—diluted	45,726,348	45,418,907	45,690,582	45,409,875

TriMas Corporation
Consolidated Statement of Cash Flow
(Unaudited - dollars in thousands)

	Six months ended June 30,
	2016	2015
Cash Flows from Operating Activities:
Net income	$18,780	$15,690
Loss from discontinued operations	—	(4,740)
Income from continuing operations	18,780	20,430
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on dispositions of property and equipment	1,120	300
Depreciation	11,980	10,830
Amortization of intangible assets	10,190	10,580
Amortization of debt issue costs	670	1,020
Deferred income taxes	230	(250)
Non-cash compensation expense	4,140	2,870
Excess tax benefits from stock based compensation	(170)	(270)
Debt financing and extinguishment costs	—	1,970
Increase in receivables	(3,660)	(8,930)
(Increase) decrease in inventories	1,130	(9,210)
Decrease in prepaid expenses and other assets	10,650	510
Decrease in accounts payable and accrued liabilities	(21,710)	(8,550)
Other, net	(410)	(820)
Net cash provided by operating activities of continuing operations	32,940	20,480
Net cash used for operating activities of discontinued operations	—	(14,030)
Net cash provided by operating activities	32,940	6,450
Cash Flows from Investing Activities:
Capital expenditures	(12,960)	(12,890)
Net proceeds from disposition of property and equipment	120	690
Net cash used for investing activities of continuing operations	(12,840)	(12,200)
Net cash used for investing activities of discontinued operations	—	(2,510)
Net cash used for investing activities	(12,840)	(14,710)
Cash Flows from Financing Activities:
Proceeds from borrowings on term loan facilities	—	275,000
Repayments of borrowings on term loan facilities	(6,950)	(441,360)
Proceeds from borrowings on revolving credit and accounts receivable facilities	216,580	697,890
Repayments of borrowings on revolving credit and accounts receivable facilities	(225,050)	(703,390)
Payments for deferred purchase price	—	(5,710)
Debt financing fees	—	(1,850)
Shares surrendered upon vesting of options and restricted stock awards to cover tax obligations	(650)	(2,620)
Proceeds from exercise of stock options	10	430
Excess tax benefits from stock based compensation	170	270
Cash transferred to the Cequent businesses	—	(17,050)
Net cash used for financing activities of continuing operations	(15,890)	(198,390)
Net cash provided by financing activities of discontinued operations	—	208,400
Net cash provided by (used for) financing activities	(15,890)	10,010
Cash and Cash Equivalents:
Net increase for the period	4,210	1,750
At beginning of period	19,450	24,420
At end of period	$23,660	$26,170
Supplemental disclosure of cash flow information:
Cash paid for interest	$5,860	$9,690
Cash paid for taxes	$3,170	$17,390

Appendix I

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
Continuing Operations
(Unaudited - dollars in thousands)

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
Packaging
Net sales	$88,110	$89,580	$168,220	$168,540
Operating profit	$21,410	$20,710	$39,250	$38,220
Special Items to consider in evaluating operating profit:
Severance and business restructuring costs	$590	$280	$1,060	$430
Excluding Special Items, operating profit would have been	$22,000	$20,990	$40,310	$38,650

Aerospace
Net sales	$44,090	$43,220	$84,590	$88,960
Operating profit	$3,550	$7,220	$7,010	$15,300
Special Items to consider in evaluating operating profit:
Severance and business restructuring costs	$1,490	$830	$1,560	$1,620
Excluding Special Items, operating profit would have been	$5,040	$8,050	$8,570	$16,920

Energy
Net sales	$39,950	$50,150	$84,700	$101,310
Operating loss	$(3,090)	$(7,170)	$(6,700)	$(6,830)
Special Items to consider in evaluating operating profit (loss):
Severance and business restructuring costs	$4,890	$3,910	$9,590	$5,340
Excluding Special Items, operating profit (loss) would have been	$1,800	$(3,260)	$2,890	$(1,490)

Engineered Components
Net sales	$31,170	$41,950	$68,690	$90,220
Operating profit	$3,860	$6,220	$9,440	$12,190
Special Items to consider in evaluating operating profit:
Severance and business restructuring costs	$20	$60	$170	$140
Excluding Special Items, operating profit would have been	$3,880	$6,280	$9,610	$12,330

Corporate Expenses
Operating loss	$(7,070)	$(7,770)	$(13,890)	$(16,650)

Total Continuing Operations
Net sales	$203,320	$224,900	$406,200	$449,030
Operating profit	$18,660	$19,210	$35,110	$42,230
Total Special Items to consider in evaluating operating profit	$6,990	$5,080	$12,380	$7,530
Excluding Special Items, operating profit would have been	$25,650	$24,290	$47,490	$49,760

Appendix I

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited - dollars in thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
Income from continuing operations, as reported	$10,480	$8,490	$18,780	$20,430
After-tax impact of Special Items to consider in evaluating quality of income from continuing operations:
Severance and business restructuring costs	5,130	4,030	9,220	5,930
Debt extinguishment costs	—	1,240	—	1,240
Excluding Special Items, income from continuing operations would have been	$15,610	$13,760	$28,000	$27,600

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
Diluted earnings per share from continuing operations, as reported	$0.23	$0.19	$0.41	$0.45
After-tax impact of Special Items to consider in evaluating quality of EPS from continuing operations:
Severance and business restructuring costs	0.11	0.08	0.20	0.13
Debt extinguishment costs	—	0.03	—	0.03
Excluding Special Items, diluted EPS from continuing operations would have been	$0.34	$0.30	$0.61	$0.61
Weighted-average shares outstanding	45,726,348	45,418,907	45,690,582	45,409,875

Appendix I

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited - dollars in thousands)

	Three months ended June 30,
	2016			2015
	As reported	Special Items	Excluding Special Items	As reported	Special Items	Excluding Special Items
Net cash provided by operating activities of continuing operations	$36,280	$4,920	$41,200	$16,620	$—	$16,620
Less: Capital expenditures of continuing operations	(6,980)	—	(6,980)	(7,200)	—	(7,200)
Free Cash Flow from continuing operations	29,300	4,920	34,220	9,420	—	9,420
Income from continuing operations	10,480	5,130	15,610	8,490	5,270	13,760
Free Cash Flow as a percentage of income from continuing operations	280%		219%	111%		68%

	Six months ended June 30,
	2016			2015
	As reported	Special Items	Excluding Special Items	As reported	Special Items	Excluding Special Items
Net cash provided by operating activities of continuing operations	$32,940	$8,360	$41,300	20,480	$—	$20,480
Less: Capital expenditures of continuing operations	(12,960)	—	(12,960)	(12,890)	—	(12,890)
Free Cash Flow from continuing operations	19,980	8,360	28,340	7,590	—	7,590
Income from continuing operations	18,780	9,220	28,000	20,430	7,170	27,600
Free Cash Flow as a percentage of income from continuing operations	106%		101%	37%		28%